Exhibit F

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use in this Amendment No. 1 to Registration Statement on Schedule B of our report dated March 29, 2017 relating to the separate financial statements of The Export Import Bank of Korea as of and for the years ended December 31, 2016 and 2015 appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading “Financial Statements and the Auditors” and “Experts” in such Prospectus.

/s/ Deloitte Anjin LLC
Deloitte Anjin LLC

Seoul, Korea

June 23, 2017